NowAuto, Inc. Enters Into Definitive Asset Purchase Agreement With Global-E Investments Global-E Investments to Change Name to NowAuto Group, Inc.

SCOTTSDALE, Ariz., July 18, 2005 /PRNewswire-FirstCall via COMTEX/ -- NowAuto, Inc. (OTC: NWAU), which operates four auto dealerships in the Southwest and owns Navicom, a GPS Tracking Tier I provider, announced today it has signed a definitive asset purchase agreement with Global-E Investments, Inc. (OTC Bulletin Board: GEIV).  Global-E, to be renamed NowAuto Group, Inc., will purchase all of the assets of NowAuto, Inc. and its wholly-owned subsidiaries, Navicom, Inc. and Sunburst Car Company, Inc.  Upon closing of the transaction and the filing and clearance by the SEC of a registration statement on Form SB-2, NowAuto, Inc. will distribute to its shareholders all of the Global-E shares it received under the agreement.

Scott Miller, CEO of NowAuto, Inc., stated, "We are very pleased to have executed this agreement.  Upon completion of the transaction, we will be a fully reporting company, will have greater visibility in the public markets and, we believe, improved access to the capital markets to fund our growth."

About the Transaction

Global-E will have 1,550,000 shares outstanding at closing; all other existing shares will be canceled of Global-E and will issue 8,157,661 new shares of its common stock to acquire all of the assets of NowAuto, Inc.  The 8,157,661 shares will be distributed, after registration, to the NowAuto, Inc. shareholders.  NowAuto Group will file the SB-2 registration statement sometime in late August or September.  Once the registration statement is declared effective by the SEC, a NowAuto, Inc. shareholder record date will be set and holders will receive one share of NowAuto Group common stock for every three shares of NowAuto, Inc. owned on the record date.

As part of the agreement, all Global-E board members will resign, to be replaced by NowAuto, Inc. designees, and Scott Miller, the NowAuto, Inc. CEO will be appointed the CEO of NowAuto Group.  NowAuto, Inc. will continue to be quoted on Pink Sheets under the symbol NWAU until the distribution of Global-E shares has been completed.  Global-E will continue to be quoted under the symbol GEIV until the NowAuto Group name and a new ticker symbol are obtained.  Those interested in learning more about parent company NowAuto can email info@nowauto.com and request to be added to the investor news alert.

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution the reader that such forward-looking statements are not guarantees of future performance.  Unknown risk, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

CONTACT: Scott Miller, CEO, NowAuto, 480-990-0980 or SMiller@NOWAUTO.com.

This release was issued through eReleases(TM).  For more information, visit http://www.ereleases.com.

SOURCE NowAuto, Inc.

CONTACT:          Scott Miller, CEO, NowAuto, +1-480-990-0980 or SMiller@NOWAUTO.com